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                                                                EXHIBIT 10.5
                                    [LOGO]
                                  PICTURETEL

December 14, 1994


Mr. Lawrence Bornstein
37 Cider Mill Road
Sudbury, MA 01776


Dear Larry:

I am pleased to report to you that the Compensation Committee of the Board of Directors approved an amendment to the severance pay provision contained in your letter of employment (or agreement).

The current language provides that in the event of a termination without cause, you could receive six (6) months base salary continuance and up to an additional six (6) months base salary continuance so long as you remained unemployed. Cause being defined as and limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

The severance pay provision in your letter of employment (or agreement) is hereby immediately amended so as to read in its entirety:

"In the event that you are involuntarily terminated for any reason other than cause, you shall receive your then current base salary for a period or twelve
(12) consecutive months following such termination. For the purpose of this letter (or agreement), cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performace of duties which results in material harm to PictureTel."

Please acknowledge your receipt and understanding of this letter by signing and returning the enclosed copy to Larry Bornstein at your earliest convenience.

Sincerely,

/s/ NORMAN GAUT

Norman Gaut
President,
Chief Executive Officer, and
Chairman of the Board

Acknowledge:     /s/ Norman Gaut
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Date:              1/16/95
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        The Tower at Northwoods, 222 Rosewood Drive, Danvers, MA 01923
                 - Telephone: 508-762-5000 - Fax: 508-762-5244




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                                    [LOGO]
                                  PICTURETEL


November 11, 1993

Mr. Lawrence Bornstein
37 Cider Mill Road
Sudbury, MA 01776


Dear Larry:

I am pleased to offer you the position of V.P., Human Resources. You will report to me and manage the Human Resources Department. I expect you to begin your employment with PictureTel on or about January 4, 1994.

The starting salary is $145,000 annually. Thereafter, you will be eligible to participate in our Executive Bonus Plan with a target of 40% (maximum 80%) of your annual compensation based on achievement of overall company performance goals for profit and revenues established annually by the Board, and specific objectives which will be jointly defined no later than sixty days following your joining PictureTel. In addition, the Company will pay you a signing bonus of $5,000. This bonus will be payable within 30 days of the first day of your employment.

If, during the first two years of your employment with PictureTel, you decide to move closer to PictureTel headquarters, PictureTel will reimburse you the out of pocket expenses for the physical move of your belongings, not to exceed $15,000.

In addition to your salary, we will recommend to the Compensation Committee of the Board of Directors your participation in PictureTel's Stock Option Plan. The option, WHICH WILL BE RECOMMENDED TO THE COMPENSATION COMMITTEE OF THE BOARD, will be for 40,000 shares. These shares will vest over a four year period, with the first twenty-five percent of the shares vesting after one year from the date your option is approved and the remaining shares vesting 6.25% quarterly thereafter. Vesting is conditional on your remaining a full-time employee. Additionally, certain other restrictions may apply as detailed in the Equity Incentive Plan. The option price will be determined by the closing price as quoted on the National Market System of NASDAQ on the day on which the Compensation Committee of the Board of Directors approves the option.

If you are terminated by the Company without cause, then you will be entitled to a continuation of your base salary for six months minus any moneys you owe the Comapny at the time of your termination. In addition, if you are unemployed at the end of the six months immediately following termination, then PictureTel will pay you one twelfth of the same annualized pre-bonus compensation each month, minus any moneys earned from consulting or other temporpary activities, until you begin other full employment, or for six months, whichever is less. For the purpose of this letter, cause shall be defined as limited to conviction of a felony, willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.




        The Tower at Northwoods, 222 Rosewood Drive, Danvers, MA 01923
                 - Telephone: 508-762-5000 - Fax: 508-762-5244


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You will be reviewed annually at fiscal year end by me and, if appropriate, your base salary will be adjusted for meritorious performance.

As an employee of PictureTel you will be entitled to participate in our medical insurance benefit programs. We offer two options: 1. a competitive medical and dental plan through John Hancock Insurance, or 2. membership in Harvard Community Health Plan, a health maintenance organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with unreimbursed medical expenses is available, also through payroll deduction.

In addition, PictureTel provides long term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to twice your annual salary). The premiums for the disability and life insurance are paid 100% by PictureTel. We also offer a 401K Plan and a Tuition Reimbursement program.

Finally, as a senior officer of the Company, you will be entitled to three weeks of vacation plus holiday and sick days according to PictureTel policy.

This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you a) a valid U.S. Passport, or b) a birth certificate and driver's license, or c) an original Social Security card and driver's license.

I look forward to your joining our team, and to a long and successful relationship. Please indicate your acceptance of this offer and if you agree with the anticipated start date by completing and signing the enclosed copy of this letter, the PictureTel Application for Employment, and the Proprietary Information and Inventions Agreement, returning all documents to me. Feel free to call if you have any questions.


Sincerely,

/s/ Norman E. Gaut

Norman E. Gaut
President and CEO


ACCEPTED: /s/ Lawrence N. Bornstein
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Date: December 8, 1993
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S.S. ###-##-####
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Anticipated Start Date: on or about January 3, 1994
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